EXHIBIT 16

The DeCarlo Group.
1001 Brickell Bay Drive
29th Floor
Miami, FL 33131


May 31, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         Re: Termination as Independent Auditors for Hydron Technologies, Inc.

Commissioners:

The undersigned has been provided with a copy of a proposal Form 8-K, faxed date of May 26, 2000, being filed with the Securities and Exchange Commission by Hydron Technologies, Inc. relating to the termination of employment of The DeCarlo Group. This Firm agrees with the contents of the proposed Form 8-K as presented to us on May 26, 2000 relating to The DeCarlo Group.

Very truly yours,

THE DECARLO GROUP

By
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cc:   Mr. Richard Banakus
      Hydron Technologies, Inc.